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                                                                    EXHIBIT (18)

                 Letter Regarding Change in Accounting Principle



March 27, 2003

Mr. Frederick Dwyer
Vice President, Controller, and Secretary
KCS Energy, Inc.
5555 San Felipe Road
Houston, Texas 77056

Dear Mr. Dwyer:

Note 1 to the consolidated financial statements of KCS Energy, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2002 describes a change in the method of accounting for amortizing the Company's oil and gas properties from the future gross revenue method to the units of production method. There are no authoritative criteria for determining a 'preferable' method of amortization for the Company's oil and gas properties based on the particular circumstances; however, we conclude that such change in method of accounting is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances.

Very truly yours,


/s/ Ernst & Young LLP

    Houston, Texas